Exhibit 21
                          SUBSIDIARIES OF LUBY'S, INC.
                            (Direct and Indirect)

1. Luby's Holdings, Inc., a Delaware corporation, doing business under its corporate name

2. Luby's Limited Partner, Inc., a Delaware corporation, doing business under its corporate name

3. Luby's Management, Inc., a Delaware corporation, doing business under its corporate name

4. LUBCO, Inc., a Delaware corporation, doing business under its corporate name

5. Luby's Restaurants Limited Partnership, a Texas limited partnership, doing business under the names "Luby's," "Luby's Cafeteria" and "Luby's Cafeterias"

6. Luby's Bevco, Inc., a Texas corporation, doing business under its corporate name